Exhibit 10.39

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is entered into between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership (“Landlord”), and GAINSCO, INC., a Texas corporation (“Tenant”).

A.            Landlord, and Tenant executed that certain Office Lease dated as of May 3, 2005 (the “Original Lease”) covering certain space designated as Suite 1200, containing approximately 20,585 square feet of Rentable Area on the 12th floor (the “Original Premises”) of the office building located at 3333 Lee Parkway, Dallas, Texas (the “Building”).

B.            The Original Lease has been amended by that certain First Amendment to Lease dated July 13, 2005 (the “First Amendment”), pursuant to which the Tenant leased an additional 11,130 Rentable Square Feet on the 11th floor of the Building (the “First Preferential Space”).  The Original Lease, as modified by the First Amendment is hereinafter collectively referred to as the “Lease”.  The Original Premises as expanded by the First Preferential Space collectively consists of 31,715 square feet of Rentable Area (the “Current Premises”).

C.            Landlord and Tenant now desire to amend the Lease as set forth below.  Unless otherwise expressly provided in this Second Amendment, capitalized terms used in this Second Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             EXPANSION SPACE.  Tenant leases from Landlord an additional 8,749 square feet of Rentable Area in Suite 1100 on the 11th floor of the Building (the “Expansion Space”) as depicted on the attached Exhibit A. The Lease term for the Expansion Space shall run concurrent with the Term of the Lease.  Effective upon the Commencement Date (as defined in the Original Lease) the Expansion Space shall be deemed a part of the Premises for all purposes.  Pursuant to Rider No. 2 of the Lease, the Preferential Space has been reduced by the space Tenant has leased under this Second Amendment and the First Amendment, and there is no space remaining that is subject to Tenant’s Preferential Right to Lease, which right shall be of no further force or effect.

2.             RENT.

(a)           Base Rent for the Expansion Space.  Commencing upon the Commencement Date and continuing through the Expiration Date (“CD” and “ED”, respectively in the table below), the Base Rent due and payable for the Expansion Space shall be as follows:

	Period		Annual Rate Per RSF	Monthly Base Rent
CD	through	Month 18	$0.00	$0.00
Month 19	through	Month 36	$17.50	$12,758.96
Month 37	through	Month 60	$18.50	$13,488.04
Month 61	through	Month 84	$19.50	$14,217.13
Month 85	through	ED	$20.50	$14,946.21

(b)           Payment.  All rental shall be paid in accordance with the terms and provisions of the Lease, as modified by this Second Amendment.

3.             ADDITIONAL LEASEHOLD IMPROVEMENTS AND CONSTRUCTION ALLOWANCE.  Paragraph 3 of the Work Letter attached as Exhibit D to the Original Lease shall be further amended to provide that the Construction Allowance shall include an additional amount not to exceed $196,852.50, toward the cost of constructing the Landlord Work within the Premises (including the Original Premises, the First

3333 LEE PARKWAY / GAINSCO, INC.

Preferential Space, and the Expansion Space).  Such additional Construction Allowance must be utilized within the first full 48 calendar months of the Lease Term.  Modifications or supplements to the Approved Construction Documents to accommodate construction of additional leasehold improvements in the Expansion Space shall be handled in accordance with Paragraph 5(A) of the Work Letter.  Upon Landlord’s approval, such additional leasehold improvements to be constructed in the Expansion Space shall become part of the Landlord Work.

4.             EARLY TERMINATION.  Tenant shall continue to have the option to terminate its lease of the Original Premises and First Preferential Space on the terms and conditions provided for in Section 3.D of the Original Lease.  In addition, Tenant shall have the option to terminate its lease of the Expansion Space on the same terms and conditions, except the termination of the lease of the Expansion Space shall be conditioned on the payment of six (6) times (instead of four [4] times) the Base Rent payable for the Expansion Space for the month immediately preceding the Termination Date.  Tenant shall have the option to terminate its lease of the Original Premises, the First Preferential Space and the Expansion Space, separately, or all at the same time.

5.             PARKING.  Effective as of the Commencement Date, Tenant shall be entitled to an additional 27 parking permits which allow access to unreserved spaces in Parking Facilities.  Any charges for such permits shall be abated for the initial Lease Term.

6.             SIGNAGE.  Effective as of the Commencement Date, Section 31.N of the Lease shall be amended as follows:

(a)           The first sentence of Section 31.N(1) shall be amended to read as follows:

During the initial Term, but only so long as (a) Tenant occupies at least 31,715 Rentable Square Feet in the Building, (b) no event of default remains uncured beyond the expiration of any applicable cure period under the Lease, and (c) Tenant has not subleased or assigned any of the Premises to entities or persons, who are not Affiliates, Tenant shall have the right to install and maintain, at Tenant’s sole expense, exterior signage identifying Tenant’s name in two locations on the exterior façade of the Building (the “Signage”).  The Signage shall be located on the far left-end of the façade as shown on Exhibit F attached hereto and on the far right side of the façade (which is not pictured on Exhibit F).  Notwithstanding condition (a) above, Landlord and Tenant acknowledge that the portion of such space on the 11th Floor will not be occupied initially, but Tenant shall be permitted to immediately install and maintain the Signage.  Tenant must, however, satisfy condition (a) by expiration of the first 48 months of the Lease Term.

(b)           The Exhibit F attached to the Lease is deleted and replaced with the attached Exhibit F.

7.             BROKERS.  Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Second Amendment.  Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Second Amendment.

8.             TIME OF THE ESSENCE.  Time is of the essence with respect to Tenant’s execution and delivery of this Second Amendment to Landlord.  If Tenant fails to execute and deliver a signed copy of this Second Amendment to Landlord by 5:00 p.m., September 30, 2005, this Second Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord.  Landlord’s acceptance, execution and return of this Second Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

9.             Miscellaneous.  This Second Amendment shall become effective only upon its full execution and delivery by Landlord and Tenant.  This Second Amendment contains the parties’ entire agreement regarding the subject matter covered by it and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter.  There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Second Amendment.  All exhibits referenced in this Second Amendment are incorporated by reference and made a part hereof for all purposes.  Except as modified by this Second Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Second Amendment, shall be binding upon and shall inure to the benefit of Landlord and Tenant, their successors and permitted assigns.

10.          Ratification.  Tenant confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

LANDLORD AND TENANT enter into this Second Amendment as of the Effective Date specified below Landlord’s signature.

TENANT:			LANDLORD:
GAINSCO, INC., a Texas corporation			CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership

By:	/s/ Glenn W. Anderson		By:	CRE Management VIII, LLC
	Name:	Glenn W. Anderson		a Delaware limited liability company,
		President and CEO		its General Partner

				By:	Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its Manager

					By:	/s/ Michael S. Lewis
Senior Vice President
Leasing & Marketing

Effective Date: September 23, 2005